Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

             LIGAND REPORTS RECORD REVENUES FOR SECOND QUARTER 2003:
             NET PRODUCT SALES INCREASE 140%, TOTAL REVENUES UP 52%

               -- AVINZA NET SALES HIT NEW HIGH OF $11.6 MILLION,

      ONCOLOGY REVENUES GROW FOR FOURTH CONSECUTIVE QUARTER, LED BY ONTAK -

     SAN DIEGO, CA - JULY 28, 2003 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported record net product sales for the second quarter ended June 30, 2003, of $25.2 million, compared to $10.5 million in the second quarter of 2002, an increase of 140% driven by accelerating AVINZA(R) (morphine sulfate extended-release capsules) net sales of $11.6 million, and record ONTAK(R) (denileukin diftitox) sales.

     Ligand's total revenues for the second quarter of 2003 were a record $29.1 million, compared to $19.2 million in the same period of 2002, an increase of 52%. Net loss for the second quarter of 2003 was $12.0 million ($0.17 per share), comparable to a net loss of $12.2 million ($0.17 per share) in the same period of 2002.

     For the first half of 2003, net product sales were $44.1 million, compared to $24.2 million in the same period of 2002, an increase of 82%. Total revenues for the first half of 2003 were $52.3 million, compared to $44.1 million in the same period of 2002, an increase of 19%. Net loss for the first half of 2003 was $32.3 million ($0.46 per share), compared to $18.8 million ($0.28 per share) in the same period of 2002, an increase of 72% (64% per share).

     "Ligand's overall performance in the second quarter again met our expectations, and at mid-year we are tracking in line with our annual financial guidance," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We are particularly pleased with the 140% growth in net product sales and improved gross margins, which were driven both by our co-promotion of AVINZA with Organon, and by record ONTAK sales."

     In the second quarter and first half of 2003, net sales of individual products were:

--------------------------------- --------------- --------------- --------------- ---------------
                                   2Q 2003 SALES   2Q 2002 SALES   1H 2003 SALES   1H 2002 SALES
                                     (MILLION)       (MILLION)       (MILLION)       (MILLION)
--------------------------------- --------------- --------------- --------------- ---------------
AVINZA                                 $11.6            $4.1           $18.3           $4.1
--------------------------------- --------------- --------------- --------------- ---------------
ONTAK                                  $9.2             $4.9           $16.4           $13.5
--------------------------------- --------------- --------------- --------------- ---------------
Targretin(R)(bexarotene) capsules      $2.8             $1.2            $6.4           $5.0
--------------------------------- --------------- --------------- --------------- ---------------
Targretin gel and                      $1.5             $0.2            $3.0           $1.5
Panretin(R)(alitretinoin) gel
--------------------------------- --------------- --------------- --------------- ---------------
TOTAL NET PRODUCT SALES                $25.2           $10.5           $44.1           $24.2
--------------------------------- --------------- --------------- --------------- ---------------

     Gross margin on product sales was 69% in the second quarter of 2003, compared to 55% in the same period of 2002. Cost of products sold for the quarter includes approximately $2.7 million in non-cash expense primarily related to amortization from the restructuring of the AVINZA license and supply agreement, and to ONTAK technology amortization. Because the amounts of these quarterly, non-cash expenses are fixed over the products' patent lives, their gross margins will continue to improve in 2003 as sales volumes increase. For the first half of 2003, gross margin was 67%, compared to 62% for the same period of 2002.

     Collaborative research and development and other revenues were $3.9 million in the second quarter of 2003, compared to $8.7 million in the same period of 2002, a decrease of 55% that resulted from the timing of milestones and from the absence of $3 million in revenue from a Royalty Pharma option exercise. In the second quarter of last year, Royalty Pharma exercised its option to purchase from Ligand the right to receive a portion of potential future sales of three selective estrogen receptor modulators (SERMs) now in Phase III development. Royalty Pharma's next purchase options - each for $12.5 million - are exercisable in the third and fourth quarters of 2003. For the first half of 2003, collaborative research and development and other revenues were $8.1 million, compared to $19.9 million in the same period of 2002 (including $9.0 million from Royalty Pharma), a decrease of 59%. "Given the timing of Royalty Pharma's options and potential product milestones, we expect other revenues to grow significantly in the second half of 2003," Maier said.

     Research and development expenses were $16.9 million in the second quarter of 2003, compared to $13.7 million in the same period of 2002, an increase of 23%. The increase in R&D expenses resulted primarily from accelerating patient accrual in the two pivotal Phase III studies of Targretin capsules in non-small cell lung cancer (NSCLC). Enrollment of the first 600-patient study is nearly complete and is expected to conclude by the middle of the third quarter of 2003. Enrollment of the second 600-patient study is on track to conclude in the middle of the fourth quarter. For the first half of 2003, R&D expenses were $33.5 million, compared to $26.8 million in the same period of 2002, an increase of 25% that was in line with Ligand's expectations.

     Selling, general and administrative expenses were $13.6 million in the second quarter of 2003, compared to $10.3 million in the same period of 2002, an increase of 32%. Ligand's second-quarter SG&A expenses include the 50-50 sharing of AVINZA's advertising, medical affairs and clinical trials costs with Organon. The increase in SG&A expenses was due primarily to the expansion of Ligand's pain sales force to approximately 70 representatives, and to increased medical marketing costs to expand use of ONTAK and Targretin. For the first half of 2003, SG&A expenses were $26.0 million, compared to $19.9 million in the same period of 2002, an increase of 31%.

     "Our R&D and SG&A expenses in the second quarter and first half were in line with our expectations and are tracking within the range of our annual guidance," Maier said.

     Loss from operations was $9.1 million in the second quarter of 2003, compared to $9.5 million in the same period of 2002, a decrease of 4%. For the first half of 2003, loss from operations was $21.6 million, compared to $11.8 million in the same period of 2002, an increase of 83%. Loss from operations is expected to be eliminated in the second half of 2003 as product sales and other revenue grow, and as expenses track within Ligand's guidance range.

     As of June 30, 2003, Ligand had cash, cash equivalents, short-term investments and restricted investments of $48.0 million, compared to $44.7 million at the end of the first quarter, an increase of 7%.

AVINZA UPDATE

     "AVINZA's second-quarter performance met or exceeded our expectations," Maier said. "Weekly prescriptions more than doubled over the course of the quarter, reflecting very early results from our co-promotion with Organon. In addition, our current weekly prescription market share of 1.3% is in line with our goal to achieve at least a 3% market share `run rate' as we exit 2003."

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 12,000-13,000 pharmacies at the end of the second quarter, consistent with the company's quarterly goal and roughly double the 5,000-6,000 pharmacies stocked at the end of February. "We estimate that about half of AVINZA's second quarter sales of $11.6 million were covered by prescription demand across all segments (with the balance related to expanding retail pharmacy and wholesaler distribution) and expect this percentage to increase steadily over the next several quarters," Maier said. "We will continue working to increase patient access to AVINZA by facilitating stocking in an additional 6,000-8,000 pharmacies by year-end."

     Ligand and Organon also have made substantial progress in increasing access to AVINZA in managed care and long-term care. AVINZA now enjoys preferred national formulary status with pharmacy benefits managers that cover more than 100 million lives. Ligand also has agreements in place or being finalized with the top eight group purchasing organizations, which cover an estimated 80% or more of America's hospitals. In addition, 39 state Medicaid programs now cover AVINZA without restriction, including five states that have placed AVINZA in a preferred position relative to market leaders.

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "For the fourth consecutive quarter, in-line oncology product sales increased compared to the previous quarter, reflecting steadily increasing end-user demand driven by our efforts to increase physician interest and expand use of ONTAK and Targretin," Maier said. "We are pleased with sales of ONTAK, which hit a new quarterly record of $9.2 million based on increasing use in chronic lymphocytic leukemia, non-Hodgkin's lymphoma and graft-versus-host disease." Demand for ONTAK also established an all-time quarterly high in the second quarter, with unit shipments to end users increasing 35% compared to the same period of 2002. This growth in demand is increasingly being translated into wholesaler purchases.

     In the second quarter of 2003, prescriptions for Targretin capsules increased 24% compared to the same period of 2002, based on IMS NPA data (not including institutional use in hospitals, Federal facilities and other non-retail outlets). Ligand expects prescription growth for Targretin to accelerate in the second half of 2003, and for this demand growth to be increasingly reflected in wholesaler purchases, as is now occurring with ONTAK.

RECENT LIGAND HIGHLIGHTS

o PATIENT ACCRUALS ACCELERATE IN PHASE III TARGRETIN NSCLC STUDIES. To date, 96% of the required patients have enrolled in the 600-patient Phase III study of Targretin capsules in combination with cisplatin and vinorelbine as first-line therapy for NSCLC. In the 600-patient study of Targretin in combination with carboplatin and paclitaxel, 80% of the required patients have enrolled. Ligand expects to have survival data from each study within about 12 months of full patient accrual.

o LIGAND, LILLY EXTEND R&D COLLABORATION UNTIL NOVEMBER 2004. This is the second extension of the collaboration, which is focused on discovering novel drugs for type II diabetes and cardiovascular disorders. The collaboration, which began in 1997, already has advanced three peroxisome proliferation activated receptor (PPAR) modulators into clinical studies. The most advanced product, LY818, is a novel, potent, oral, once-daily PPAR modulator in Phase II studies for the treatment of type II diabetes and metabolic disorders.

o ONTAK DEMONSTRATES ACTIVITY AGAINST CLL AND NHL. Two Phase II studies presented at the recent American Society of Clinical Oncology meeting by independent researchers show that ONTAK may benefit patients with fludarabine-refractory chronic lymphocytic leukemia (CLL) and relapsed or refractory B- and T-cell non-Hodgkin's lymphoma (NHL). In the 18-patient CLL study, ONTAK reduced disease markers in blood, lymph nodes and bone marrow in most evaluable patients. In the 41-patient NHL study, nearly half of evaluable patients benefited with objective responses or stable disease.

o LIGAND EARNS $1 MILLION MILESTONE FROM GLAXOSMITHKLINE. GSK is continuing development of 501516, a novel PPAR modulator for the treatment of dyslipidemias.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and at HTTP://WWW.STREETEVENTS.COM on July 28, 2003, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

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

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Ligand's financial outlook and guidance for 2003; profitability; revenue growth; product demand, sales and margins; operating expenses and losses; AVINZA stocking, market share, co-promotion and commercialization; clinical studies and patient enrollment; and the exercise of options by Royalty Pharma. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will increase revenues or margins from currently marketed products or reduce operating losses; that Ligand will be able to achieve its operating profitability or market share goals; that the results from the periods discussed in this release will be indicative of results for future periods; that results of any clinical study will be confirmed by later studies; that products under development by us or our collaborators will receive marketing approval or that there will be a market for these drugs; that our collaborations will be successful or continued; that Royalty Pharma will exercise any future options; or that Ligand will receive any milestone payments for the discovery and/or development of any compounds. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     NOTE: Ligand(R), Targretin(R), Panretin(R), AVINZA(R) and ONTAK(R) are trademarks of Ligand. Full prescribing information for Ligand's products may be obtained in the U.S. from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM..

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)
                     (in thousands, except per share data)

                                                      THREE MONTHS ENDED        SIX MONTHS ENDED
                                                           JUNE 30,                 JUNE 30,
                                                     ----------------------  ----------------------
                                                        2003        2002        2003       2002
                                                     ----------  ----------  ----------  ----------
REVENUES:
   Product sales                                     $  25,187   $  10,465   $  44,115   $  24,160
   Collaborative research and development
      and other revenues                                 3,939       8,701       8,135      19,891
                                                     ----------  ----------  ----------  ----------
      Total revenues                                    29,126      19,166      52,250      44,051
                                                     ----------  ----------  ----------  ----------

OPERATING COSTS AND EXPENSES:
   Cost of products sold                                 7,766       4,681      14,386       9,141
   Research and development                             16,859      13,681      33,499      26,797
   Selling, general and administrative                  13,571      10,279      25,998      19,935
                                                     ----------  ----------  ----------  ----------
      Total operating costs and expenses                38,196      28,641      73,883      55,873
                                                     ----------  ----------  ----------  ----------

Loss from operations                                    (9,070)     (9,475)    (21,633)    (11,822)

Other expense, net                                      (2,927)     (2,771)    (10,684)     (6,999)
                                                     ----------  ----------  ----------  ----------
Net loss                                             $ (11,997)  $ (12,246)  $ (32,317)  $ (18,821)
                                                     ==========  ==========  ==========  ==========

BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss                                             $   (0.17)  $   (0.17)  $   (0.46)  $   (0.28)
                                                     ==========  ==========  ==========  ==========
Weighted average number of common shares outstanding    69,275      70,413      69,754      68,196
                                                     ==========  ==========  ==========  ==========


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


                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                    DECEMBER 31,
                                                    JUNE 30, 2003     2002 (1)
                                                    -------------   ------------
                                                     (Unaudited)
ASSETS
Current assets:
 Cash, cash equivalents and short-term investments
  ($9,275 and $8,998  restricted at June 30,
  2003, and December 31, 2002, respectively)        $  41,843       $  64,248
 Other current assets                                  15,130          24,325
                                                    ---------       ---------
     Total current assets                              56,973          88,573
Restricted investments                                  6,204          10,646
Property and equipment, net                             8,843           9,672
Acquired technology and product rights, net           143,194         148,546
Other assets                                           11,718          17,992
                                                    ---------       ---------
                                                    $ 226,932       $ 275,429
                                                    =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $  35,154       $  35,355
Long-term debt                                        155,250         155,250
Other long-term liabilities                             9,471          10,809
Stockholders' equity                                   27,057          74,015
                                                    ---------       ---------
                                                    $ 226,932       $ 275,429
                                                    =========       =========


(1) Certain amounts at December 31, 2002, have been reclassified to conform to the current period presentation.



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